Exhibit 10.2

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 10, 2007 (the “Agreement”), by and among WAS Aviation Services, Inc., a Delaware corporation (“Buyer”), and the persons listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, as of the date hereof, each Stockholder holds or is entitled to vote (or to direct the voting of all or a portion of) the number of shares of common stock, par value $0.0001 per share (the “Common Stock”) of Pemco Aviation Group, Inc., a Delaware corporation (“Seller”), set forth opposite such Stockholder’s name on Schedule I hereto (with respect to each Stockholder, such shares of Common Stock set forth on Schedule I, together with any other shares of capital stock of Seller the voting power over which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are referred to herein as the “Subject Shares”);

WHEREAS, Buyer and Seller are concurrently entering into a Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer is purchasing from Seller all of the outstanding capital stock of Pemco World Air Services, Inc., a Delaware corporation and wholly-owned subsidiary of Seller; and

WHEREAS, as a condition to the willingness of Buyer to enter into the Purchase Agreement, and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1.

Definitions

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

Article 2.

Voting Agreement

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement pursuant to Section 6 hereof (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of Seller’s stockholders, however called, or in connection with any written consent of Seller’s stockholders, such Stockholder shall vote (or cause to be voted) its Subject Shares (a) in favor of the approval of the terms of the Purchase

Agreement and the transactions contemplated by the Purchase Agreement (and any actions directly required in furtherance thereof), and (b) against any action or proposal involving Seller that, to the knowledge of such Stockholder, is intended, or could reasonably be expected, to prevent, impede, interfere with, materially delay, postpone or materially adversely affect the transactions contemplated by the Purchase Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

Section 2.2 Irrevocable Proxy. Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to its Subject Shares. By entering into this Agreement, each Stockholder hereby irrevocably and unconditionally grants a proxy appointing Buyer as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote or execute consents with respect to the matters set forth in Section 2.1 and in the manner contemplated by Section 2.1. The proxy granted by such Stockholder pursuant to this Section 2.2 is coupled with an interest, is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Purchase Agreement and incurring certain related fees and expenses. Each Stockholder shall perform such further acts and execute such further documents as may be required to vest in Buyer the sole power to vote such Stockholder’s Subject Shares in the manner contemplated by Section 2.1. Notwithstanding the foregoing, the proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

Article 3.

Covenants

Section 3.1 Generally.

(a) Each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of its Subject Shares or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. Notwithstanding the foregoing, (A) Transfers of Subject Shares as bona fide gifts, (B) distributions of Subject Shares to partners, members, stockholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of the Stockholder, (C) Transfers of Subject Shares by will or intestacy and (D) Transfers of Subject Shares to (1) the Stockholder’s immediate family or (2) a trust, the beneficiaries of which are the Stockholder and/or members of the Stockholder’s immediate family, shall not be prohibited by this Agreement; provided that in the case of any such Transfer or distribution pursuant to clause (A), (B), (C) or (D), each donee or distributee shall execute and deliver to Buyer a valid and binding counterpart to this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include, with respect to any Stockholder, such Stockholder’s Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of its Subject Shares may be changed or exchanged or which are received in such transaction.

Section 3.2 No Effect on Directors. Notwithstanding any of the provisions of this Agreement, the parties acknowledge that certain Stockholders have one or more representatives on Seller’s Board of Directors and agree that such persons will act in their capacities as directors of Seller solely in accordance with their duties to Seller and its stockholders.

Article 4.

Representations and Warranties of Each Stockholder

Each Stockholder hereby represents and warrants to Buyer that the following statements in this Article 4 are true and correct as to such Stockholder:

Section 4.1 Due Organization, etc. The Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder has been duly authorized by all necessary action on the part of such Stockholder.

Section 4.2 Ownership of Shares. As of the date hereof, (a) the Stockholder is the lawful owner of its Subject Shares and has the power to vote (or cause to be voted) its Subject Shares and (ii) neither the Stockholder nor any controlled affiliate of the Stockholder owns or holds any additional shares of any class of capital stock of Seller or other securities of Seller or any interest therein or any voting rights with respect to any securities of Seller. The Stockholder has good and valid title to its Subject Shares free and clear of any and all liens, pledges, mortgages, charges, proxies, encumbrances and security interests of any nature or kind whatsoever, other than those created by this Agreement.

Section 4.3 No Conflicts. (a) No filing with any Governmental Authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its Subject Shares or assets may be bound, or (iii) violate any law, rule or regulation applicable to the Stockholder which, in the case of clauses (ii) and (iii), would reasonably be expected to materially adversely affect the Stockholder’s ability to perform any of its obligations under this Agreement.

Section 4.4 Reliance by Buyer. The Stockholder understands and acknowledges that Buyer is entering into the Purchase Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Article 5.

Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Stockholders as follows:

Section 5.1 Due Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer has been duly authorized by all necessary action on the part of Buyer.

Section 5.2 Conflicts. (a) No authorization, consent or approval of any other person is necessary for the execution of this Agreement by Buyer and for the consummation by Buyer of the transactions contemplated hereby and (b) none of the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby shall (i) conflict with or result in any breach of the organizational documents of Buyer, (ii) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound, or (iii) violate any law, rule or regulation applicable to Buyer which, in the case of clauses (ii) and (iii), would reasonably be expected to materially adversely affect Buyer’s ability to perform its obligations under this Agreement.

Section 5.3 Reliance by the Stockholders. Buyer understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Purchase Agreement by Buyer.

Article 6.

Termination

Section 6.1 Termination. This Agreement shall terminate as to Buyer and a Stockholder, and neither Buyer nor such Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no force or effect upon the earliest to occur of (a) the mutual written consent of Buyer and such Stockholder, (b) the Closing or (c) the failure of the Purchase Agreement to be executed and delivered or otherwise become effective or the termination of the Purchase Agreement in accordance with its terms; provided, however, that termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement.

Article 7.

Miscellaneous

Section 7.1 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. Notwithstanding the foregoing, any stockholder of Seller may become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement and Schedule I to this Agreement may be revised to include such party without requiring the consent of any of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Buyer:

WAS Aviation Services, Inc.

c/o Sun Capital Partners, Inc.

5200 Town Center Circle

Suite 470

Boca Raton, Florida 33486

Attention: Gary Talarico and Deryl Couch

Facsimile: (561) 394-0540

with a mandated copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Telecopy: (212) 309-6001

Attention: Steven A. Navarro, Esq.

If to any Stockholder, to such Stockholder at the address corresponding to such Stockholder’s name on Schedule I, with a mandated copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Fax: (858) 523-5450

Attention: Craig M. Garner, Esq.

Section 7.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.4 Entire Agreement. This Agreement (together with the Purchase Agreement, to the extent referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

Section 7.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.7 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(b) Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

Section 7.8 Headings. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.9 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, Buyer and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

WAS AVIATION SERVICES, INC.

By:	/s/ David Blechman
Name: David Blechman
Title: Vice President and Assistant Secretary

STOCKHOLDERS:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY By: Babson Capital Management LLC as Investment Advisor

By:	/s/ Richard E. Spencer, II
Name: Richard E. Spencer, II
Title: Managing Director

TSCP SELECTIVE, L.P. By: Babson Capital Management LLC as Investment Manager

By:	/s/ Richard E. Spencer, II
Name: Richard E. Spencer, II
Title: Managing Director

TOWER SQUARE CAPITAL PARTNERS, L.P. By: Babson Capital Management LLC as Investment Manager

By:	/s/ Richard E. Spencer, II
Name: Richard E. Spencer, II
Title: Managing Director

MASSMUTUAL HIGH YIELD PARTNERS II, LLC By: HYP Management LLC as Managing Member

By:	/s/ Richard E. Spencer, II
Name: Richard E. Spencer, II
Title: Managing Director

IN WITNESS WHEREOF, Buyer and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

MICHAEL E. TENNENBAUM

By:	/s/ Michael E. Tennenbaum
Name:
Title:

TENNENBAUM & CO., LLC

By:	/s/ Michael E. Tennenbaum
Name:
Title:

TENNENBAUM CAPITAL PARTNERS, LLC

By:	/s/ Michael E. Tennenbaum
Name:
Title:

SVIM/MSM, LLC

By:	/s/ Michael E. Tennenbaum
Name:
Title:

SVIM/MSM II, LLC

By:	/s/ Michael E. Tennenbaum
Name:
Title:

SPECIAL VALUE CONTINUATION PARTNERS, LP

By:	/s/ Michael E. Tennenbaum
Name:
Title:

Schedule I

Stockholder Name	Address	Number of Shares of Common Stock
Michael E. Tennenbaum	c/o Tennenbaum Capital Partners 2951 28th Street, Suite 1000 Santa Monica, CA 90405	—

Tennenbaum & Co., LLC	c/o Tennenbaum Capital Partners 2951 28th Street, Suite 1000 Santa Monica, CA 90405	328,816	[1]

Tennenbaum Capital Partners, LLC	c/o Tennenbaum Capital Partners 2951 28th Street, Suite 1000 Santa Monica, CA 90405	3,730	[2]

SVIM/MSM, LLC	c/o Tennenbaum Capital Partners 2951 28th Street, Suite 1000 Santa Monica, CA 90405	456,809	[3]

SVIM/MSM II, LLC	c/o Tennenbaum Capital Partners 2951 28th Street, Suite 1000 Santa Monica, CA 90405	50,575	[4]

Special Value Continuation Partners, LP	c/o Tennenbaum Capital Partners 2951 28th Street, Suite 1000 Santa Monica, CA 90405	164,636	[5]

Massachusetts Mutual Life Insurance Company	c/o Babson Capital Management LLC 1500 Main Street, 28th Floor Springfield, MA 01115	753,448

MassMutual High Yield Partners II, LLC	c/o Babson Capital Management LLC 1500 Main Street, 28th Floor Springfield, MA 01115	150,000

TSCP Selective, L.P.	c/o Babson Capital Management LLC 1500 Main Street, 28th Floor Springfield, MA 01115	3,652

Tower Square Capital Partners, L.P.	c/o Babson Capital Management LLC 1500 Main Street, 28th Floor Springfield, MA 01115	92,900

1	Shared voting power over all of these shares is held by Michael E. Tennenbaum, Tennenbaum & Co., LLC and Tennenbaum Capital Partners, LLC.

2	Shared voting power over all of these shares is held by Michael E. Tennenbaum, Tennenbaum & Co., LLC, Tennenbaum Capital Partners, LLC and a separate account managed by Tennenbaum Capital Partners, LLC.

3	Shared voting power over all of these shares is held by SVIM/MSM, LLC, Michael E. Tennenbaum, Tennenbaum & Co., LLC and Tennenbaum Capital Partners, LLC.

4	Shared voting power over all of these shares is held by SVIM/MSM II, LLC, Michael E. Tennenbaum and Tennenbaum & Co., LLC.

5	Shared voting power over all of these shares is held by Tennenbaum Capital Partners, LLC which serves as an investment advisor to Special Value Continuation Partners, LP.